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                                                                  EXHIBIT 2.3

                          AMENDMENT NO. 2 TO AGREEMENT
                           AND PLAN OF REORGANIZATION


    This Amendment No. 2 to the Agreement and Plan of Reorganization (this "Amendment") dated as of April 20, 2001 by and among PurchasePro.com, Inc., a Nevada corporation ("PurchasePro"), NRI Merger Corporation, a Florida corporation and wholly-owned subsidiary of PurchasePro (the "Merger Subsidiary"), Net Research, Inc. (d/b/a BayBuilder), a Florida corporation ("NRI"), and Abu M. Rahman, the majority shareholder of NRI (the "Principal Shareholder"). PurchasePro, the Merger Subsidiary, NRI and the Principal Shareholder are collectively referred to herein as the "Parties."

                              W I T N E S S E T H :

    WHEREAS, the parties have previously executed and delivered that certain Agreement and Plan of Reorganization dated as of March 5, 2001 and as amended April 17, 2001 (as amended, the "Original Agreement") pursuant to which the parties agreed to the merger of NRI with and into the Merger Subsidiary (the "Merger"); and

    WHEREAS, the parties desire to amend the Original Agreement as set forth in this Amendment;

    NOW, THEREFORE, in consideration of the premises and mutual agreements, provisions and covenants contained in this Amendment, the parties hereby agree as follows:

1. CAPITALIZED TERMS. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings set forth in the Original Agreement.

2.  AMENDMENTS.

             2.1 Section 1.5(a) of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      (a) CONVERSION OF NRI COMMON STOCK. Subject to the provisions of SECTION 1.8 below, each share of Common Stock, par value $0.001 per share, of NRI (the "NRI Common Stock") issued and outstanding immediately prior to the Effective Time (other than any share held in NRI's treasury) (the "Outstanding NRI Common Stock") shall be canceled and extinguished and automatically converted into and represent the right to receive (i) a pro rata portion of Three Million Dollars ($3,000,000) (the "Cash Consideration") less the Escrow Cash (as defined in SECTION 1.9 below), and (ii) that number of shares of Common Stock, par value $0.01 per share, of PurchasePro ("PurchasePro Common Stock") equal to the Exchange Ratio (as defined below) less the Escrow

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    Shares (as defined in SECTION 1.9 below), upon the surrender of the certificates representing such shares of NRI Common Stock in the manner provided in SECTION 1.6 below (or in the case of a lost, stolen or destroyed certificate, in the manner provided in SECTION 1.7 below). The "Exchange Ratio" means the quotient obtained by dividing (x) the quotient obtained by dividing Five Million Five Hundred Thousand Dollars ($5,500,000) by the Outstanding NRI Common Stock by (y) the average of the closing prices per share of PurchasePro Common Stock as quoted on the Nasdaq National Market and reported in The Wall Street Journal for the five (5) trading days immediately preceding (but not including) the Closing Date (the "Closing Share Price").

             2.2 Section 1.6(a) of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      (a) EXCHANGE AGENT. PurchasePro shall act as the exchange agent (in such capacity, the "Exchange Agent") in the Merger.

             2.3 Section 1.6(c) of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      (c) EXCHANGE PROCEDURES. Immediately after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of outstanding shares of NRI Common Stock whose shares were converted into the right to receive the Merger Shares and the Cash Consideration pursuant to SECTION 1.5(a), (i) a letter of transmittal, (ii) an Investment Representation Letter (as defined in
    SECTION 1.12 herein), (iii) a Shareholder Waiver Agreement (as defined in SECTION 5.1(g) herein) and (iv) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Merger Shares (less the Escrow Shares) and Cash Consideration (less the Escrow Cash). Upon surrender of (i) a Certificate for cancellation to the Exchange Agent and (ii) such letter of transmittal, Investment Representation Letter and Shareholder Waiver Agreement, each duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor and PurchasePro shall promptly cause to be issued, a certificate representing the number of whole shares of Merger Shares (less the Escrow Shares), cash payment in lieu of fractional shares which such holder has the right to receive pursuant to SECTION 1.5, and such holder's pro rata portion of the Cash Consideration (less the Escrow Cash), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of NRI Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Merger Shares (less the Escrow Shares), the pro rata portion of the Cash Consideration (less the Escrow Cash) into which such shares of PurchasePro Common Stock shall have been so converted and the right to


                                       2
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    receive an amount in cash in lieu of the issuance of any fractional shares in accordance with SECTION 1.5.

             2.4 Section 1.9 of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      1.9 ESCROW. On the Closing Date, PurchasePro shall deliver to the Escrow Agent: (i) Five Hundred Thousand Dollars ($500,000) of the Cash Consideration (the "Escrow Cash") and (ii) that number of shares of PurchasePro Common Stock equal to Three Hundred Fifty Thousand Dollars ($350,000), based on the Closing Share Price (the "Escrow Shares" and together with the Escrow Cash, the "Escrow Fund") for the purpose of securing the indemnification obligations of the NRI Common Shareholders (as defined hereinafter) set forth in this Agreement. The Escrow Cash and the Escrow Shares shall be held by the Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement substantially in the form of EXHIBIT A attached hereto (the "Escrow Agreement") by and among PurchasePro, the Escrow Agent and the Shareholder Representative (as defined in SECTION 1.11 below).

             2.5 Section 1.13 of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      1.13 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur commencing at 5 P.M. on April 20, 2001 in such manner as the Parties mutually agree (the "Closing Date").

             2.6 Section 2.7(g) of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      (g) except as otherwise provided in SECTION 4.3(d) hereof, made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offer employment to any individuals;

             2.7 A new Section 2.29 is hereby added to the Original Agreement to read, in its entirety, as follows:

                      2.29 JUJARE PAYMENT. NRI has received and recorded in its books and records the payment of $37,125 from Srikanth Jujare for the shares of NRI Common Stock previously issued to him.

             2.8 Section 4.3(d) of the Original Agreement is hereby amended to read, in its entirety, as follows:


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                      (d) enter into, adopt or amend any Employee Benefit
    Plan or any employment or severance agreement or arrangement of the type described in SECTION 2.21(k) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for (i) the payment of bonuses of $16,000 each to Christopher Day and Michael Trader, (ii) bonus of $18,000 to Richard Lidinsky, III and (iii) a payment of $37,125 to Srikanth Jujare as compensation, which compensation payment is properly recorded in the NRI's books and records as a compensation payment).

             2.9 Section 4.3(m) of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of NRI set forth in this Agreement becoming untrue or
    (ii) any of the deliveries at Closing set forth in ARTICLE V not being made; or

             2.10 Section 4.10 of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      4.10 CASH AS OF THE CLOSING DATE. NRI shall have at least $250,000 in cash as of the Closing Date.

             2.11 Article V of the Original Agreement is hereby amended to read, in its entirety, as follows:

                             ARTICLE V
                         CLOSING DELIVERIES

                      5.1 CLOSING DELIVERIES TO PURCHASEPRO. At the Closing, NRI shall cause the delivery to PurchasePro of the following items:

                               (a) The holders of at least ninety percent
    (90%) of the outstanding shares of NRI Common Stock shall have executed and delivered to PurchasePro the Registration Rights Agreement (either individually or by proxy) in the form attached hereto as EXHIBIT D (the "Registration Rights Agreement").

                               (b) NRI shall have executed and delivered to
    PurchasePro and the Merger Subsidiary a certificate (the "NRI
    Certificate") in the form of EXHIBIT E attached hereto.


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                               (c) Each of the NRI Common Shareholders who
    have consented to the Merger shall have executed and delivered to PurchasePro an Investment Representation Letter.

                               (d) Broad and Cassel, counsel to NRI, shall
    execute and deliver to PurchasePro an opinion in the form attached hereto as EXHIBIT F, addressed to PurchasePro and dated as of the Closing Date.

                               (e) NRI's secretary shall execute and
    deliver to PurchasePro a certificate in the form of EXHIBIT G attached hereto, certifying as of the Closing Date (i) a true and complete copy of the Articles of Incorporation and Bylaws of NRI certified as of a recent date by the Secretary of State of Florida, (ii) a certificate of each appropriate Secretary of State certifying the good standing of NRI in its state of incorporation and all states in which it qualified to do business, (iii) a true and complete copy of the resolutions of the board of directors of NRI and the resolutions of the NRI Common Shareholders, each authorizing this Agreement, the Merger and all the other documents to be delivered hereunder and duly and validly approving and adopting, as required by applicable law and, with respect to the resolutions of the NRI Common Shareholders, by the valid and affirmative vote of no less than ninety percent (90%) of the outstanding shares of NRI's capital stock entitled to vote thereon and
    (iv) incumbency matters.

                               (f) The Principal Shareholder shall execute
    and deliver to PurchasePro an Employment Agreement with PurchasePro in the form attached hereto as EXHIBIT H.

                               (g) Each shareholder of NRI that has
    executed the Registration Rights Agreement shall execute and deliver to PurchasePro a Shareholder Waiver Agreement in the form attached hereto as EXHIBIT I.

                               (h) The Escrow Agent and the Shareholder
    Representative shall execute and deliver to PurchasePro the Escrow
    Agreement.

                               (i) All officers, employees and consultants
    of NRI shall execute and deliver to PurchasePro proprietary information and inventions agreements in the form attached hereto as EXHIBIT J.

                               (j) Each of The Timken Company, Dofasco Inc.
    and Owens Corning shall execute and deliver to PurchasePro the applicable Consent to Assignment and Amendment to Service License Agreement in the form attached hereto as EXHIBIT N.

                      5.2 CLOSING DELIVERIES TO NRI. At the Closing, PurchasePro shall cause the delivery to NRI of the following items:


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                               (a) PurchasePro shall execute and deliver to
    NRI a certificate (the "PurchasePro Certificate") in the form attached hereto as EXHIBIT K.

                               (b) PurchasePro's Secretary shall execute
    and deliver to NRI a certificate in the form of EXHIBIT L attached hereto, certifying as of the Closing Date (i) a true and complete copy of the Certificate of Incorporation and Bylaws of PurchasePro certified as of a recent date by the Secretary of State of Nevada (ii) a certificate of Secretary of State of Nevada certifying the good standing of PurchasePro in its state of incorporation, (iii) a true and complete copy of the resolutions of the board of directors of PurchasePro, authorizing the execution, delivery and performance of this Agreement by PurchasePro and (iv) incumbency matters.

                               (c) Brobeck, Phleger & Harrison LLP, counsel to
    PurchasePro, shall execute and deliver to NRI an opinion in the form attached hereto as EXHIBIT M, addressed to NRI and the Principal Shareholder and dated as of the Closing Date.

                               (d) PurchasePro shall execute and deliver to
    the Shareholder Representative the Registration Rights Agreement and the Escrow Agreement.

    Exhibit N, as referenced above in the revised Section 5.1(j) of the Original Agreement, is attached hereto as EXHIBIT A.

             2.12 Section 6.1 of the Original Agreement is hereby amended to read, in its entirety, as follows:


                      6.1 INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDER. The Principal Shareholder shall indemnify PurchasePro, the Surviving Corporation and their respective officers, directors, Affiliates, employees, agents, successors and assigns (collectively the "PurchasePro Group") in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by any member of the PurchasePro Group thereof resulting from, relating to or constituting:


                               (a) breach of any covenant, representation,
    warranty or agreement made by NRI or the Principal Shareholder in or pursuant to this Agreement, or in other documents delivered in connection with the transactions


                                       6
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    contemplated in this Agreement (including, but not limited to, the
    Employment Agreement);

                               (b) any failure of any NRI Common
    Shareholder to have good, valid and marketable title to the issued and outstanding NRI Common Stock issued in the name of such NRI Common Shareholder, free and clear of all Security Interests and any other encumbrances;

                               (c) any claim by a shareholder or former
    shareholder of NRI, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of NRI; (ii) any rights of a shareholder (other than the right to receive the Merger Shares pursuant to this Agreement), including any option, preemptive rights, appraisal or dissenters' rights, or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or Bylaws of NRI; or (iv) any claim that, his, her or its shares were wrongfully repurchased by NRI; or

                               (d) any Legal Proceedings listed in the
    Disclosure Schedule.

             2.13 Section 6.5(c) of the Original Agreement is hereby amended to read, in its entirety, as follows:

                      (c) CAP AMOUNT. The Principal Shareholder shall have no liability to any member of the PurchasePro Group, and PurchasePro shall have no liability to the NRI Common Shareholders, pursuant to their respective indemnification obligations in this ARTICLE VI to the extent that the total of all Damages (subject to the threshold requirements set forth in SECTION 6.5(b) above) paid by such indemnifying party pursuant to such indemnification obligations exceeds Eight Million Five Hundred Thousand Dollars ($8,500,000) in the aggregate.

             2.14 Article VII of the Original Agreement is hereby deleted in its entirety.

3. EXHIBITS TO ORIGINAL AGREEMENT. The Exhibits to the Original Agreement shall be revised to reflect the execution of this Amendment. The Registration Rights Agreement shall also be revised to require PurchasePro to satisfy certain registration obligations within ninety
    (90) days of the Closing Date. The Escrow Agreement shall also be revised to reflect the provisions of SECTION 2.4 of this Amendment and changes consistent therewith. In addition, the NRI Certificate shall also be revised to include a certification by NRI that all Derivative Securities have been terminated or converted into NRI Common Stock.

4. GOVERNING LAW. This Amendment shall be governed by the laws of the State of Nevada.


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5.  ORIGINAL AGREEMENT. Except as expressly amended hereby, the Original
    Agreement remains in full force and effect.

6. COUNTERPARTS. This Amendment may be executed in one or more counterparts each of which shall be deemed an original and all of which together will constitute one and the same instrument.



                  [Remainder of Page Intentionally Left Blank]









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      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                     PURCHASEPRO.COM, INC.


                                     By:    /s/ Shawn McGhee
                                            ------------------------------
                                     Name:  Shawn McGhee
                                            ------------------------------
                                     Title: President
                                            ------------------------------


                                     NRI MERGER CORPORATION


                                     By:    /s/ Scott Wiegand
                                            ------------------------------
                                     Name:  Scott Wiegand
                                            ------------------------------
                                     Title: President
                                            ------------------------------


                                     NET RESEARCH, INC. (D/B/A BAYBUILDER)


                                     By:    /s/ Abu M. Rahman
                                            ------------------------------
                                     Name:  Abu M. Rahman
                                            ------------------------------
                                     Title: President
                                            ------------------------------


                                     PRINCIPAL SHAREHOLDER


                                     /s/ Abu M. Rahman
                                     -------------------------------------
                                     Abu M. Rahman


   [Signature Page to Amendment No. 2 to Agreement and Plan of Reorganization]

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                                    EXHIBIT A

                       EXHIBIT N To the Original Agreement

        Consent to Assignment and Amendment to Service License Agreement

                                 [See Attached]


                                       A-1